Ex 99.30(k)

SECURIAN FINANCIAL GROUP, INC.

400 Robert Street North

St. Paul, MN 55101-2098

www.securian.com

651.665.3500

[SECURIAN LOGO]

April 28, 2026

Minnesota Life Insurance Company

400 Robert Street North

St. Paul, MN 55101-2098

Gentlepersons:

In my capacity as counsel for the Minnesota Life Insurance Company (the “Company”), I have reviewed certain legal matters relating to the Company’s Separate Account entitled Minnesota Life Variable Universal Life Account (the “Account”) in connection with Post-Effective Amendment Number 41 on Form N-6. This Post-Effective Amendment is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to certain group variable life contracts (Securities and Exchange Commission File Number 33-85496).

Based upon that review, I am of the following opinion:

1.	The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota; and

2.

The issuance and sale of the group variable life contracts funded by the Account have been duly authorized by the Company and such contracts, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Jamie B. Bigayer
Jamie B. Bigayer
Senior Counsel

SECURIAN FINANCIAL GROUP PROVIDES FINANCIAL SECURITY FOR INDIVIDUALS AND BUSINESSES THROUGH ITS SUBSIDIARIES INCLUDING MINNESOTA LIFE INSURANCE COMPANY, SECURIAN ASSET MANAGEMENT, SECURIAN FINANCIAL SERVICES AND SECURIAN TRUST COMPANY.